Exhibit 10.1

SETTLEMENT AND FORECLOSURE AGREEMENT

This Settlement and Foreclosure Agreement (the “Agreement”) is made the 30th day of November 2011 (the “Execution Date”) by and between Forex International Trading Corp., Moria 30 Avenue, Haifa, Israel 34572 (“Forex”), AP Holdings Limited, Frede Livadica, 10490 Samobor, Croatia (“APH”), H.A.M. Group Limited, a Nevis corporation, Willem De Zwijgerlaan 276, Amsterdam 1055RE, Holland (“HAM”) and Cordellia d.o.o., a Croatian corporation, 29 E Tuskanac St., 10000 Zagreb, Croatia (“CDOO”) (each a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, on November 17, 2010, the Company entered into a Share Exchange Agreement (the “APH Agreement”) with APH pursuant to which the Company agreed to acquire 17,924 ordinary shares of Triple 8 Limited, a corporation organized under the laws of Cyprus, engaged in the business of operating a Forex trading platform (“Triple”) in consideration  of 36,000,000 shares of common stock of the Company as well as a 6%  Convertible Note in the principal amount of $1,200,000 due February 15, 2011 (the “APH Note”).

WHEREAS, on December 30, 2010, the Company and APH entered into an amendment to the APH Agreement whereby the number of shares to be delivered by the Company was reduced from 36,000,000 to 25,000,000.

WHEREAS, the APH transaction closed on December 30, 2010 with an effective date of October 1, 2010.

WHEREAS, the APH Note was secured by 7,984 shares of Triple.

WHEREAS, on April 5, 2011 $200,000 of the APH Note was assigned to a third party, which converted the assigned portion into 2,500,000 shares of common stock.

WHEREAS, on April 5, 2011, the Company and APH entered into an agreement whereby APH agreed to extend the maturity date of the APH Note from February 15, 2011 to June 30, 2011 and the Company agreed to return the 33,000,000 shares of common stock (of which 8,000,000 shares of common stock were purchased by APH from a third party) held by APH to treasury and issued APH 100,000 shares of Series A Preferred Stock (the “APH Stock”).

WHEREAS, on April 5, 2011, the Company entered into and closed a Share Exchange Agreement with HAM pursuant to which it acquired 1,996 ordinary shares of Triple in consideration of 12,000 shares of Series A Preferred Stock (the “HAM Stock”) and a 6% Convertible Debenture due June 30, 2011  in the amount of $600,000 (the “HAM Note”).

WHEREAS, APH and HAM have assigned the remaining portion of the APH Note in the amount of $1,000,000 and the HAM Note, respectively, to CDOO.

WHEREAS, the APH Note and the HAM Note are in default and HAM, at the direction of CDOO, the holder thereof, provided an acceleration notice to the Company in September 2011.

WHEREAS, in the event that CDOO commences an action against the Company, the Company would be required to defend itself incurring substantial legal fees and requiring that the Company ultimately pay $1,600,000 in principal under the HAM Note and APH Note plus interest, penalties and attorneys’ fees.

WHEREAS, in order to avoid costly litigation and the potential detrimental impact of a judgment to the Company, the Company has agreed to enter into that certain Annulment of Share Purchase Agreement with Triple, APH and HAM (the “Annulment”) which is attached hereto as Exhibit A, whereby, as a result of the parties agreement to unwind,  APH, HAM and the Company’s ownership interest in Triple, Triple has agreed to pay the Company $2,001,000 over time with the initial payment of $732,000 within three days of the Annulment and the balance being paid through November 10, 2012.

WHEREAS, in order to expedite the closing of the Annulment, the Parties have agreed to enter into this Agreement, whereby the Company will provide CDOO, as the assignee of HAM and APH, with the ability to foreclose on all shares of Triple held by the Company in consideration of the termination of the APH Note and the HAM Note, which are presently in default, and the issuance of a new promissory note in the name of CDOO in the principal amount of $1,000,000, attached as Exhibit B (the “New Note”).

WHEREAS, in order to induce the Company to enter into this Agreement, APH and HAM have also agree to return to the Company for cancellation portion of the APH Stock and all of the HAM Stock, respectively.

WHEREAS, the Parties to this Agreement now desire to terminate any and all agreements between them and to resolve all disputes existing between them.

NOW, THEREFORE, in consideration of the mutual promises, releases, and payments provided for herein, the Parties hereto agree as follows:

1. Obligations Among the Parties. By the Parties executing this Agreement, in consideration of the termination of the APH Note and the HAM Note and the cancellation of the APH Stock and the HAM Stock, subject to all payments being made to the Company by Triple under the Annulment, the Company hereby provides CDOO, as the assignee of HAM and APH, with the ability to foreclose on all shares of Triple (or any other contractual rights) held by the Company in consideration of the termination of the APH Note and the HAM Note, which are presently in default. HAM and APH shall deliver the certificates representing the HAM Stock  and  APH Stock to the Company for cancellation.  As a result of the cancellation of the APH Stock and the HAM Stock, APH and HAM will no longer own securities in the Company and the Company will have 34,254,085 shares of common stock issued and outstanding (49,254,085 shares of common stock on fully diluted basis).  The Company shall deliver the New Note to CDOO.

2. Releases: APH, HAM and CDOO release the Company from and against any and all claims, chooses in action and from any and all debts, obligations, claims, and causes of action either of them may have against the other and against the other‘s respective agents, representatives, employees, predecessors, successors, officers, directors, shareholders, partners, subsidiaries, parents, or affiliates, whether such debts, obligations, claims, or causes of action are accrued or un-accrued, or known or unknown.  This release includes but is not limited to any and all claims relating to any interest, penalties or fees resulting from the APH Note and the HAM Note.

3. No Admission of Liability: No party admits any default, error, liability, or wrongdoing by entering into this Agreement.  Neither shall any party hereto portray this Agreement or any act taken under or in connection with it as an explicit or implicit statement or admission of the strength or weakness of any position taken by any party.  Instead, the Parties enter into this Agreement to constructively resolve disputes between them and to avoid litigation.

4. Settlement of Debt, Liabilities & Obligations. Each of the Parties acknowledges and understands that this Agreement shall settle all debts, liabilities and obligations between the Parties and that any and all prior Agreements are hereby null and void.

5. No Oral Modifications: This Agreement sets forth the entire agreement between the Parties and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and may not be changed or terminated orally.  The Parties represent that in entering this Agreement they do not rely on any statement or fact not set forth herein.

6. Governing Law, Remedies, Venue and Jurisdiction: This Settlement Agreement shall be governed exclusively by the Laws of the State of Israel, and any actions, claims or proceedings shall be subject to the exclusive venue and jurisdiction of the state and Federal Courts in Haifa, Israel. The Parties hereby waive any right to a jury trial. In the event of a default by either Party, the other Party’s sole remedy shall be to enforce the terms of this Settlement Agreement. In the event a Party to this Settlement Agreement must institute suit or a cause of action to enforce the terms of this Settlement Agreement, the prevailing party will be entitled to fees and costs, including reasonable attorney’s fees. This shall also include any attorney’s fees required for the purposes of executing and collecting on the amounts due pursuant to the Stipulated Judgment, the actual Judgment and the Security Interest.

7. Notices: All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered via overnight courier.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given as of the next business day.  Such notices shall be addressed to the intended recipient(s) as set forth above.

8. No Representations: Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

9. Severability:  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement:  This Agreement represents the entire agreement and understanding between the Parties concerning the termination of the Purchase Order and Teaming Agreement (collectively the “Agreements”), and supersedes and replaces any and all prior agreements and understandings concerning the Agreements.

11. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantees of any revocable trusts of a Party. No Party may assign either this Agreement or any of its or his or her rights, interests, or obligations hereunder without the prior written approval of the other Parties.

12. No Third-Party Beneficiaries: This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

13. Headings and Counterparts: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Facsimile and photocopies of this Agreement shall have the same effect as originals.

14. Waivers: No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

15. Further Assurances: Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

16. Voluntary Execution of Agreement:  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement; and

(e)	Each signatory to this Agreement below represents that he/she has the requisite authority and has been duly authorized by his/her respective corporation to execute this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Forex International Trading Corp.	AP Holdings Limited

By: /s/Liat Franco	By: /s/ Shalom Atia
Name: Liat Franco	Name: Shalom Atia
Title: Chief Executive Officer	Title: Director

H.A.M. Group Limited	Cordellia d.o.o.

By: /s/ Oz Har Adir	By: /s/ Michael Kaponi
Name: Oz Har Adir	Name: Michael Kaponi
Title: Director	Title: Director

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